Exhibit 99.1

News Release

For information contact: Lisa Schultz Chief Communications Officer CNL Financial Group (407) 650-1223

CNL LIFESTYLE PROPERTIES ACQUIRES FOUR SENIOR HOUSING PROPERTIES

FOR $79.8 MILLION

— Acquisition of Georgia properties strengthens senior housing portfolio —

(ORLANDO, Fla.) May 1, 2012 — CNL Lifestyle Properties, Inc., a real estate investment trust (REIT), has acquired four senior housing communities from affiliates of Solomon Holdings III Dogwood Four, LLC for $79.8 million, bringing the total number of senior housing properties the REIT owns to 56.

The communities total 347 units, comprised of 85 independent living units, 186 assisted living units and 76 memory care units, in four communities located in the Greater Atlanta area. Solomon’s affiliated management company, Trinity Lifestyles Management II, LLC, will continue to manage the communities under an agreement with CNL Lifestyle Properties.

Dogwood Forest of Gainesville Assisted Living Facility in Gainesville, Ga.

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“We are excited to complete this transaction with Solomon, which has a successful history of creating compelling housing solutions, while also providing excellent care and services for senior residents,” said Joe Johnson, senior vice president and chief financial officer of CNL Lifestyle Properties. “The properties are an exceptional fit for our growing and diversified senior housing portfolio, and we look forward to working closely with Trinity Lifestyles Management.”

The four communities CNL Lifestyle Properties has purchased are Dogwood Forest of Alpharetta in Alpharetta, Ga., Dogwood Forest of Eagles Landing in Stockbridge, Ga., Dogwood Forest of Fayetteville in Fayetteville, Ga., and Dogwood Forest of Gainesville in Gainesville, Ga.

Dogwood Forest was founded in 2005 and provides assisted living, memory care, adult day services, and post-operative and short-term care to senior residents. The communities consistently embrace medical research and data to form programs that benefit the health and welfare of residents, and preserve ideas of healing, hope and independence.

“Dogwood Forest partners with the families of its residents to provide the best possible care for their loved ones,” said Alfred S. Holbrook III, chairman of Solomon. “Every detail at Dogwood Forest is carefully planned to meet the individual needs of our residents. The staff is positive and professional, and the programs enrich our residents’ lives. We firmly believe that CNL Lifestyle Properties’ goals for Dogwood Forest align with our belief that a better living environment leads to a better life.”

About CNL Lifestyle Properties

CNL Lifestyle Properties, Inc. is a real estate investment trust that owns a portfolio of 172 properties in the United States and Canada in the lifestyle sectors. Headquartered in Orlando, Fla., CNL Lifestyle Properties specializes in the acquisition of ski and mountain lifestyle, attractions, golf, marinas, senior housing and additional lifestyle properties. For more information, visit www.CNLLifestyleREIT.com.

About CNL Financial Group

CNL Financial Group (CNL) is a leading private investment management firm providing global real estate and alternative investments. Since inception in 1973, CNL and/or its affiliates have formed or acquired companies with more than $26 billion in assets. CNL is headquartered in Orlando, Florida.

Statement Regarding Forward-Looking Information

The information above contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements generally are characterized by the use of terms such as “may,” “will,” “should,” “plan,” “anticipate,” “estimate,” “intend,” “predict,” “believe” and “expect” or the negative of these terms or other comparable terminology. Although we believe that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, our actual results could differ materially from those set forth in the forward-looking statements, including but not limited to, the factors detailed in our Annual Report on Form 10-K for the year ended December 31, 2011, and other documents filed from time to time with the Securities and Exchange Commission.

Some factors that might cause such a difference include, but are not limited to, the following: risks associated with our investment strategy; risks associated with the real estate markets in which the Company invests; risks associated with the use of debt to finance the Company’s business activities, including refinancing and interest rate risk and the Company’s failure to comply with its debt covenants; the Company’s failure to obtain, renew or extend necessary financing or to access the debt or equity

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markets; competition for properties and/or tenants in the markets in which the Company engages in business; the impact of current and future environmental, zoning and other governmental regulations affecting the Company’s properties; the Company’s ability to make necessary improvements to properties on a timely or cost-efficient basis; defaults on or non-renewal of leases by tenants; failure to lease properties at all or on favorable terms; unknown liabilities in connection with acquired properties or liabilities caused by property managers or operators; the Company’s failure to successfully manage growth or integrate acquired properties and operations; material adverse actions or omissions by any joint venture partners; increases in operating costs and other expense items and costs, uninsured losses or losses in excess of the Company’s insurance coverage; the impact of outstanding or potential litigation; risks associated with the Company’s tax structuring; the Company’s failure to maintain its status as a real estate investment trust and the Company’s ability to protect its intellectual property and the value of its brand. Given these uncertainties, we caution you not to place undue reliance on such statements. We undertake no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect future events or circumstances or to reflect the occurrence of unanticipated events.

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